Exhibit 99.1

NEWS RELEASE
Company contact: Anthony Trunzo FLIR Systems, Inc. (503) 498-3547 www.flir.com

FLIR Systems Announces Preliminary First Quarter

2006 Financial Results

Company Reiterates Full Year 2006 Guidance

PORTLAND, Ore. – April 18, 2006 — FLIR Systems, Inc. (NASDAQ:FLIR) today announced it expects net revenue for the quarter ended March 31, 2006 to be in the range of $117 million to $118 million, and net earnings for the quarter to be approximately $0.17 per fully diluted share. The Company’s tax rate for the quarter is expected to be in the range of 28% to 29%, which is higher than expected due to the delay in re-authorization of certain federal research and development tax credits.

Backlog at March 31, 2006 is expected to be approximately $200 million, an increase of approximately $7 million from December 31, 2005. Cash flow from operations for the quarter is expected to be in the range of $35 million to $37 million. The Company will announce full first quarter results on April 26, 2006.

Full Year Earnings and Revenue Guidance

The Company also reiterated its full year 2006 financial outlook. Management currently expects net revenue for the full year 2006 to be in the range of $590 to $600 million, and net earnings per fully diluted share to be in the range of $1.20 to $1.30.

Commenting on the first quarter results and the outlook for the year, Earl Lewis, Chairman, President and CEO of FLIR, stated, “First quarter revenue was below our internal expectations, primarily due to delays in certain program shipments from our Boston Imaging location. During the quarter, our Thermography Division successfully launched the new InfraCam® low-price thermography camera, and exceeded its operating income budget. All our Imaging Division operations with the exception of Boston were at or above budgets for operating income. We are excited by the emerging prospects for our commercial Imaging businesses and our Imaging backlog and orders remain solid. As our new products gain market acceptance, we expect a very good second half of the year.”

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The Forward Looking Infrared Company

FLIR Systems, Inc. • 27700 A SW Parkway Avenue • Wilsonville, OR 97070 • USA

Telephone: +1(800) 322 3731 • www.flir.com

FLIR Systems Announces Preliminary First Quarter 2006 Results

April 18, 2006

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Forward-Looking Statements

The statements in this release by Earl R. Lewis, the statements regarding expectations as to revenue, earnings, tax rate, backlog and cash flow for the quarter ending March 31, 2006, and the statements regarding 2006 revenue and earnings guidance above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, the timely receipt of export licenses for international shipments, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of diagnostic, night vision and temperature measurement applications including building inspection, predictive and preventive maintenance, transportation night vision, research and development, manufacturing process control, broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and perimeter security. Visit the Company’s web site at www.FLIR.com.

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The Forward Looking Infrared Company

FLIR Systems, Inc. • 27700 A SW Parkway Avenue • Wilsonville, OR 97070 • USA

Telephone: +1(800) 322 3731 • www.flir.com